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                 CERTIFICATE OF DESIGNATION, PREFERENCES, RIGHTS
              AND LIMITATIONS OF 10% CUMULATIVE NON-VOTING SERIES B
                                 PREFERRED STOCK
                                       OF
                            SEAL HOLDINGS CORPORATION


                  Seal Holdings Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify:

                  That, pursuant to the authority conferred upon the Board of Directors of the Corporation ("Board of Directors") by the Certificate of Incorporation of the Corporation, as amended (the "Certificate"), and pursuant to the provisions of the Delaware General Corporation Law, said Board of Directors, on November 12, 1999, duly adopted a resolution providing for the issuance of one series, aggregating up to two thousand five hundred (2,500) shares, of 10% Cumulative Non-Voting Series B Preferred Stock, par value $.001 per share, which resolution is as follows:

                  RESOLVED, that the Board of Directors hereby creates, from the authorized but unissued shares of preferred stock, par value $.001 per share, of the Corporation (hereinafter the "Preferred Stock"), a series of Preferred Stock to consist of two thousand five hundred (2,500) shares which shall be offered for purchase at a price of One Thousand Dollars ($1,000.00) per share, and hereby fixes the voting powers, designation, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of such series, in addition to those set forth in the Certificate, as follows:

                  (a) Designation. The designation of the series of stock created by this resolution shall be "Series B 10% Cumulative Preferred Stock" (the "Series B Preferred Stock") and the number of shares constituting the Series B Preferred Stock shall be two thousand five hundred (2,500) shares.

                  (b)      Dividends.



                           (1) The annual rate of dividends on shares of the Series B Preferred Stock shall be $100.00 per share (the "Dividend Rate"), which is 10% of the $1,000.00 stated value ("Stated Value") of a share of Series B Preferred Stock. Such dividends shall be payable in cash or in kind (in a form and value acceptable to the holders of the Series B Preferred Stock) in equal quarterly payments (as nearly as reasonably may be possible) for each full quarterly dividend period. Dividends payable on the Series B Preferred Stock for any period more than or less than a full quarterly dividend period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall begin to accrue on shares of the Series B Preferred Stock commencing on the earlier of the day of issuance of the shares in question and the date upon which payment for such shares was reflected on the Corporation's books, and shall be payable, out of funds legally available for the payment of dividends, when, as and if declared by



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         the Board of Directors, on March 31, June 30, September 30 and December
         31 of each year (each such date being called a "Dividend Payment Date") with respect to the period ending on the day immediately preceding the Dividend Payment Date, commencing on the first such date after the date dividends begin to accrue. Each such dividend shall be paid to the holders of record of shares of the Series B Preferred Stock as they appear in the stock records of the Corporation on the close of business on the date specified by the Board of Directors of the Corporation at the time such dividend is declared; provided, however, that such date shall not be more than 30 nor less than 10 days preceding the payment date thereof. Accumulated but unpaid dividends for any past quarterly dividend periods shall be cumulative and shall be added to the stated value for purposes of subsequent quarterly dividend calculations. Accumulated but unpaid dividends may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on the close of business on the date specified by the Board of Directors at the time such dividend is declared; provided, however, that such date shall not be more than 30 nor less than 10 days preceding the payment date thereof.


                           (2) So long as any shares of the Series B Preferred Stock are outstanding, no dividends or distributions shall, for any period, be declared, paid or set apart for payment or other distribution on the Preferred Stock of any class or series ranking, as to dividends, junior to the Series B Preferred Stock, and no such Preferred Stock of any such class or series ranking, as to dividends, junior to the Series B Preferred Stock shall be redeemed, purchased or otherwise acquired by the Corporation for any consideration (except by conversion into or exchange for capital stock of the Corporation ranking junior to the Series B Preferred Stock as to dividends and liquidation rights or in connection with the "cashless" exercise of any option to acquire Common Stock) unless either: (i) full cumulative dividends have been or contemporaneously are declared and paid in cash or in kind, in a form and value acceptable to the holders of the Series B Preferred Stock, (or declared and a cash sum or in kind amount, in a form and value acceptable tot he holders of the Series B Preferred Stock, sufficient for the payment thereof set apart for such payment), on the Series B Preferred Stock for dividend payment periods terminating on or prior to the date of payment of such dividends or
         (ii) the holders of at least eighty percent (80%) in number of the then issued and outstanding shares of Series B Preferred Stock approve such dividend, distribution, redemption, repurchase or other acquisition. When dividends are not paid in full upon the shares of the Series B Preferred Stock, all dividends declared upon shares of the Series B Preferred Stock shall be declared pro rata so that the amount of dividends declared per share on the Series B Preferred Stock shall in all cases bear to each other the same ratio that stated dividends per share on the shares of the Series B Preferred Stock bear to each other. Except as provided in the preceding sentence, unless full cumulative dividends have been paid (or declared and a cash sum or in kind amount, in a form and value acceptable tot he holders of the Series B Preferred Stock, sufficient for the payment thereof set apart for such payment) on the Series B Preferred Stock for all dividend payment periods terminating on or prior to the date of payment of such dividends, so long as any shares of Series B Preferred Stock are outstanding, no dividends or distributions (other than a dividend or distribution in the form of Common Stock or any other capital stock of the





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         Corporation ranking junior to the Series B Preferred Stock as to dividends and liquidation rights) shall be declared or paid or set apart for payment or other distribution made upon the Common Stock of the Corporation or any other stock of the Corporation ranking junior to the Series B Preferred Stock as to dividends or liquidation rights, and no Common Stock or any other capital stock of the Corporation ranking junior to the Series B Preferred Stock as to dividends or liquidation rights shall be redeemed, purchased or otherwise acquired by the Corporation for any consideration (except by conversion into or exchange for capital stock of the Corporation ranking junior to the Series B Preferred Stock as to dividends and liquidation rights or in connection with the "cashless" exercise of any option to acquire Common Stock). "Common Stock", as used herein, shall mean shares of any class of the Corporation's capital stock which is not preferred and limited as to dividends, including without limitation, the Corporation's Class A Common Stock, and Class B Common Stock ($.20 par value). The foregoing restriction on redemption, purchase or acquisition of Common Stock or any other capital stock of the Corporation ranking junior to or on a parity with the Series B Preferred Stock shall be inapplicable to (a) any payments in lieu of issuance of fractional shares thereof whether upon any merger, conversion, stock dividend or otherwise; (b) the acquisition of any shares of Common Stock or other capital stock of the Corporation in connection with the settlement of disputes arising out of acquisitions by the Corporation pursuant to which such stock was issued; and (c) the rescission of any acquisition or disposition by the Corporation pursuant to which such stock was issued. Holders of shares of the Series B Preferred Stock shall not be entitled to any dividend in excess of full cumulative dividends, as herein provided, on the Series B Preferred Stock.

                           (3) Notwithstanding the foregoing provisions of this Paragraph (b), dividends on the Series B Preferred Stock may not be declared, paid or set apart if (i) the Corporation is insolvent or would be rendered insolvent thereby, or (ii) at such time as the terms and provisions of any law or agreement of the Corporation, including any agreement relating to its indebtedness, specifically prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a violation or breach thereof or a default thereunder; provided, however, that nothing herein contained shall in any way or under any circumstance be construed or deemed to require the Board of Directors to declare or the Corporation to pay or set apart for payment any dividends on shares of the Series B Preferred Stock at any time except to the extent expressly required hereunder, whether permitted by any of such agreements or not.

                  (c) Voting Rights. The holders of the Series B Preferred Stock shall have no voting rights with regard to shares of the Series B Preferred Stock, other than those voting rights otherwise provided herein and voting rights provided under applicable laws.





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                  (d)      Liquidation Rights.

                           (1) Subject to the rights of creditors, upon the dissolution, liquidation or winding up of the Corporation, the holders of shares of the Series B Preferred Stock shall be entitled to receive and to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment or distribution shall be made on any class or series of Common Stock or any series of Preferred Stock which ranks junior to the Series B Preferred Stock in respect of dividend rights or on dissolution, liquidation or winding up of the Corporation, an amount in cash or in kind, in a form and value acceptable to the holders of the Series B Preferred Stock, equal to the Stated Value of the Series B Preferred Stock plus all accrued but unpaid dividends thereon to the date of final distribution.

                           (2) None of (A) the sale, transfer or lease of all or substantially all the property or business of the Corporation, (B) the merger or consolidation of the Corporation into or with any other corporation, (C) the merger or consolidation of any other corporation into or with the Corporation, or (D) any dissolution, liquidation, winding up or reorganization of the Corporation immediately followed, in the case of this clause (D), by another corporation succeeding to the business and obligations of the Corporation, shall in and of itself be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Paragraph (e).

                           (3) After the payment to the holders of shares of the Series B Preferred Stock of the full preferential amounts provided for in this Paragraph (e), the holders of the Series B Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

                           (4) In the event the assets of the Corporation available for distribution to the holders of shares of the Series B Preferred Stock upon any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to this Paragraph (e), no such distribution shall be made on account of any shares of any other class or series of capital stock of the Corporation ranking on a parity with the shares of the Series B Preferred Stock upon such dissolution, liquidation or winding up unless proportionate distributive amounts shall be paid on account of each share of the Series B Preferred Stock, ratably, in proportion to the full distributable amounts for which holders of all such parity shares, including other shares of Series B Preferred Stock, are respectively entitled upon such dissolution, liquidation or winding up.

                  (e) Ranking. For purposes of this resolution, any capital stock of any class or series of the Corporation shall be deemed to rank junior to shares of the Series B Preferred Stock, both as to dividends and upon liquidation, unless the express terms of such class or series of capital stock specify that such stock is on parity with the Series B Preferred Stock or unless





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otherwise approved of in writing by eighty percent (80%) in number of the shares of the Series B Preferred Stock then issued and outstanding, voting separately as a class.

                  (f) Consent of Preferred Stockholders Required. So long as any shares of the Series B Preferred Stock remain outstanding, the Corporation shall not, without obtaining the prior written consent of the holders of at least eighty percent (80%) in number of the shares of the Series B Preferred Stock then issued and outstanding, voting separately as a class, (i) adopt any amendment or supplement to its Certificate which would alter or change the powers, preferences or special rights of the Series B Preferred Stock so as to affect them adversely or (ii) create, authorize or issue any other class or series of capital stock of the Corporation, the terms of which shall specifically provide that such class or series shall rank senior to the Series B Preferred Stock in respect to dividend rights or rights upon dissolution, liquidation or winding up of the Corporation; provided, however, that, the prior clause notwithstanding, the Corporation may issue, without the consent of the holders of the Series B Preferred Stock, other series of Preferred Stock which rank on a parity with or junior to the Series B Preferred Stock in respect to dividend rights and on dissolution, liquidation or winding up of the Corporation.

                  (g) Payments Due on Saturday, Sunday or Legal Holidays. In case a Dividend Payment Date for the Series B Preferred Stock shall be a Saturday or Sunday, the payment of any dividend on the Series B Preferred Stock need not be made on such date, but may be made on the next succeeding business day not a Saturday or Sunday, with the same force and effect as if made on such Dividend Payment Date.

                  (h) No other Rights. The shares of the Series B Preferred Stock shall not have any relative, participating, optional or other special rights and powers other than as set forth above in this Certificate of Designation or in the Certificate of this Corporation.




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                  IN WITNESS WHEREOF, SEAL HOLDINGS CORPORATION, has caused its corporate seal to be hereunto affixed and this Certificate of Designation to be signed by its Secretary and Treasurer this 15th day of November, 1999.


                            SEAL HOLDINGS CORPORATION



                            By: /s/ Cecilio M. Rodriguez
                                ---------------------------------------------
                                Cecilio M. Rodriguez, Secretary and Treasurer